Exhibit 99.1

NMEX Expands Board and Officers

QUITMAN, Texas, July 10, 2018 Northern Minerals & Exploration Ltd. (Stock Symbol: NMEX) is pleased to announce the expansion of the Board of Directors and Officers.

On Friday, July 6, 2018, Howard Siegel, sole director, of the Company added Noel Schaefer and Victor Miranda to the Board of Directors effective immediately. The new Board of Directors appointed a new slate of officers as follows:

Ivan Webb, Chief Executive Officer

Victor Miranda, Chief Financial Officer

Noel Schaefer, Chief Operations Officer

Roger Autrey, VP Business Development & Secretary

Mark Seitz, VP Director of Operations

Ivan Webb, Chief Executive Officer (“CEO”), has served as Vice President of the Company since August 2014. He has over 40 years in all aspects of the petroleum industry ranging from leasing large concessions in Australia to drilling and operating producing wells in Texas. He has management experience for both public and private company startups from incorporation through private or public funding programs in the capacity as an officer and director. He has also been the project leader on international exploration projects for oil and gas, gold and bauxite. He holds a BBA degree from Tarleton State University, a branch of the Texas A&M System.

Victor Miranda, Director & Chief Financial Officer (“CFO”), is a CEO of an insurance broker firm, passionate about ventures developing USA/MEXICO cross border opportunities. He has 15 years of hands on experience in the sales management for the financial sector, with particular focus on developing a savers culture through employee benefits, and 7 years developing successful real estate development projects in Quintana Roo. Quintana Roo is the State in Mexico where the Pemer Bacalar property is located.

Noel Schaefer Director & Chief Operations Officer (“COO”) has served in a variety of executive and director positions in his 30 plus year career with both domestic and international companies. His emphasis has been with startups by setting up market profiles, developing strategic market placement and refining corporate objectives. Mr. Schaefer has successfully helped to raise funds from both the public and private sectors. He has worked extensively in Far East and Latin America with a particular focus on Mexico. He holds a Bachelor of Science degree from Brigham Young University with an emphasis in Marketing and Finance.

Roger Autrey, VP Business Development & Secretary, has more than 25 years of experience in international oil and gas operations, including sales, marketing, and acquisitions through privately operated and publicly traded oil and gas companies. He has personally identified, evaluated and recommended new prospects being offered by government agencies internationally. He has been involved in private bids resulting in successful awards of over 250,000,000 gross acres, both onshore and offshore Australia and is active in several projects in Australia and Africa.

Mark Seitz, VP Director of Operations, has over 34 years as an engineering manager, has experience in all facets of the petroleum industry, including managing, supervising, engineering, drilling and production. He holds a Bachelor of Science degree in Petroleum Engineering from the Colorado School of Mines. He has prepared, implemented and audited Quality Assurance and Quality Control Standards. He has vast experience in international endeavors where he developed strategies to train and utilize national staff at all levels.

Ivan Webb, CEO, reports that he is very pleased with the additions to the Board of Directors and the expansion of the officers. He further stated he looks forward to working together in building NMEX with this professional team. It is also important to note that both Mr. Miranda and Mr. Schaefer have extensive working experience in real estate developments in Mexico.

About NMEX:

Northern Minerals & Exploration (“NMEX”) is an emerging publicly traded company focused on oil and gas exploration & production in Texas, gold & silver exploration in Nevada & hotel & resort development in Mexico.

For further information on NMEX please go to www.otcmarkets.com or the company’s website at www.nmex.us

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Contact: Roger Autrey

Phone: 512-784-7828

Email: roger.autrey@sbcglobal.net

Forward Looking Statements:

Statements which are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, including but not limited to, the effect of economic conditions, the impact of competition, the results of financing efforts, changes in consumers’ preferences and trends. The words “estimate,” “possible,” “seeking,” and similar expressions identify forward-looking statements, which speak only to the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, because of new information, future events, or otherwise. Future events and actual results may differ materially from those set forth herein, contemplated by, or underlying the forward-looking statements. The information herein is subject to change without notice. Northern Minerals & Exploration Ltd. shall not be liable for technical or editorial errors or omissions contained herein. This article highlights key provisions in the 500-page tax reform bill. It is not a comprehensive explanation of changes to the tax code, nor is it intended for use as tax guidance or advice. Readers should consult with a qualified tax professional on how this new law affects their interests.